UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2019

ScanSource, Inc.

(Exact name of Registrant as specified in its charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of exchange on which registered:
Common stock, no par value	SCSC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2019, the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) increased the size of its Board to seven members and appointed Dorothy F. Ramoneda as a director of the Company, both effective November 8, 2019. Ms. Ramoneda was also appointed to serve on the Audit, Compensation, Governance, Nominating and Risk Committees of the Board.

Ms. Ramoneda, age 60, has been in the role of Executive Vice President and Chief Information Officer of First-Citizens Bank since 2014. She previously served as Chief Information Officer and Vice President of Information Technology and Telecommunications at Progress Energy.

Ms. Ramoneda has extensive leadership experience serving as the Chief Information Officer of a Fortune 500 Company and in multiple industries. Over Ms. Ramoneda’s career, she has provided leadership for the continued development of innovative, robust, and secure information technology environments, giving her an understanding of the challenges and issues in the Company’s industry and the industries of many of its vendors and customers.

Upon her appointment to the Board, Ms. Ramoneda became entitled to a prorated portion of the non-employee directors’ compensation. To that end, Ms. Ramoneda is entitled to receive a prorated portion of the annual retainer of $85,000. Ms. Ramoneda will also be entitled to reimbursement of her expenses incurred in connection with the performance of her services as a director.

In addition, Ms. Ramoneda will receive annual awards of restricted stock units under the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”). On the day following our 2018 annual meeting of shareholders, each non-employee director of the Company received an award of restricted stock units, determined by dividing $130,000 by the Equity Award Value (as defined in the 2013 Plan). Because Ms. Ramoneda first became a non-employee director on a date other than the regularly scheduled annual meeting of shareholders, she will receive an award for a prorated number of restricted stock units. The restricted stock units are granted automatically under the 2013 Plan and may not be transferred or sold until vested. Restricted stock units granted under the 2013 Plan will vest in full on the day that is six months after the date of grant, or upon the earlier to occur of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If Ms. Ramoneda terminates her service as a director for any other reason, she will forfeit all of her right, title and interest in and to the restricted stock as of the date of termination.

There are no transactions between Ms. Ramoneda or any member of her immediate family and the Company or any of its subsidiaries and there is no arrangement or understanding between Ms. Ramoneda and any other persons or entities pursuant to which Ms. Ramoneda was appointed as a director of the Company.

The full text of the press release announcing Ms. Ramoneda’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2019	SCANSOURCE, INC.

	By:	/s/ Michael L. Baur
	Name:	Michael L. Baur
	Its:	Chairman and Chief Executive Officer